Exhibit 16.1
August 24, 2005
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC
20549 USA
Dear Sirs:

RE:	MICROMED CARDIOVASCULAR, INC.
(FORMERLY SALMON EXPRESS INC.)
FILE REF. NO. 000-51487
We were previously the principal accountants for MicroMed Cardiovascular, Inc. (formerly Salmon Express Inc.) and we reported on the financial statements of MicroMed Cardiovascular, Inc. (formerly Salmon Express Inc.) as at November 30, 2004 and for the year then ended. As of this date, we were not engaged as the principal accountants for MicroMed Cardiovascular, Inc. (formerly Salmon Express Inc.). We have read MicroMed Cardiovascular, Inc.’s statements under Item 4.01 of its Form 8-K, dated August 24, 2005, and we agree with such statements.
For the most recent fiscal period of 2004, and any subsequent interim period, there has been no disagreement between MicroMed Cardiovascular, Inc. (formerly Salmon Express Inc.) and Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Morgan & Company would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.
Yours truly,
“Morgan & Company”
Chartered Accountants